Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

BAKKT HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Security(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A Common Stock, par value $0.0001 per share	457(c)	52,543,013	$1.35	$70,670,352.49	$110.20 per $1,000,000	$7,787.87

Total Offering Amounts					$70,670,352.49		$7,787.87

Total Fees Previously Paid							—

Total Fee Offsets							—

Net Fee Due							$7,787.87

(1)

Consists of an aggregate of 52,543,013 shares of the Registrant’s Class A common stock, par value $0.0001 per share, consisting of (i) 6,140,610 shares of Class A common stock that were issued to Apex Fintech Solutions Inc. (“Apex Fintech”) as the first earnout payment pursuant to a Membership Interest Purchase Agreement, dated as of November 2, 2022, by and among the Registrant, Apex Fintech and the other parties named therein; and (ii) up to 46,402,403 shares of Class A common stock that may be issued to Apex Fintech as additional earnout payments under the Purchase Agreement (“Additional Contingent Shares”). The actual number of Additional Contingent Shares issuable to Apex Fintech, if any, could be materially less than the 46,402,403 Additional Contingent Shares, depending on (a) the performance of certain crypto facilitation clients and non-fungible token facilitation business of the Registrant, and (b) the actual closing prices of the Class A common stock over the relevant evaluation periods. As such, the Registrant may not issue all of the Additional Contingent Shares registered for resale in this registration statement. This presentation is not intended to constitute an indication or prediction of whether any of the future milestones will be achieved.

(2)

Pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include an indeterminate number of shares of Class A common stock as may become issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(3)

Estimated solely for purposes of calculating the registration fee according to Rule 457(c) under the Securities Act of 1933 based on the average of the high and low prices of the Registrant’s Class A common stock quoted on the New York Stock Exchange on April 21, 2023.